AzurRx BioPharma Announces Successful Phase IIa Trial of MS1819-SD in Exocrine Pancreatic Insufficiency

NEW YORK, June 29, 2018 (GLOBE NEWSWIRE) -- AzurRx BioPharma, Inc. (NASDAQ:AZRX) (“AzurRx” or the “Company”), a company specializing in the development of non-systemic, recombinant therapies for gastrointestinal diseases, today announced, in partnership with Mayoly Spindler, a European pharmaceutical company, the completion of its Phase IIa trial of MS1819-SD, a recombinant lipase, for the treatment of exocrine pancreatic insufficiency (EPI) caused by chronic pancreatitis. AzurRx expects to formally report the Phase IIa data in the Fall of 2018.

The primary objective of the open-label, multi-center, dose escalation Phase IIa study is to investigate the safety of escalating doses of MS1819-SD in patients with chronic pancreatitis. The secondary objective is to investigate the efficacy of MS1819-SD in these patients by analysis of the CFA (coefficient of fat absorption) and its change from baseline.

Initial data from the Phase IIa study shows a very strong safety and efficacy profile. Both clinical activity and a clear dose response have been observed, with the highest MS1819-SD dose cohort continuing to show greater than 21% improvement in CFA in evaluable patients. Additionally, maximal absolute CFA response to treatment was up to 57%, with an inverse relationship to baseline CFA. Favorable trends were also observed on other evaluated endpoints, including Bristol stool scale, number of daily evacuations and weight of stool, and these were consistent with the CFA results.

The Company enrolled 11 of a planned 12 chronic pancreatitis patients over the course of the Phase IIa trial. Due to a sufficient efficacy and safety signal from the enrolled patients, AzurRx will now focus on the treatment of EPI in the cystic fibrosis setting with a planned Phase II trial in patients with cystic fibrosis scheduled to begin in the second half of 2018.

“We are very pleased that the MS1819-SD Phase IIa study has been completed and that results to date show that MS1819-SD succeeded in its safety and efficacy objectives,” commented Thijs Spoor, CEO of AzurRx. “With our recent capital raise and the addition of a clinical trial operations team with extensive experience in late stage cystic fibrosis clinical studies, we are very optimistic about the next phase of MS1819’s clinical development as a new therapy for patients suffering from cystic fibrosis.”

“The results obtained in all dosed patients are very encouraging and confirm the safety and efficacy of MS1819-SD,” stated Dr. James Pennington, the Chief Medical Officer of AzurRx. “Based on these data, we believe we have the basis for initiating a Phase IIb trial of MS1819 in cystic fibrosis patients in the fall of 2018.”

For more information on the Phase IIa study, refer to ClinicalTrials.gov Identifier: NCT03481803.

About AzurRx BioPharma, Inc.

AzurRx BioPharma, Inc. (NASDAQ:AZRX) is engaged in the research and development of non-systemic biologics for the treatment of patients with gastrointestinal disorders. MS1819 recombinant lipase for exocrine pancreatic insufficiency is the company's lead development program, and additional early stage research is being conducted for the prevention of hospital-acquired infections. The company is headquartered in Brooklyn, NY, with scientific operations based in Langlade, France. Additional information on the company can be found at www.azurrx.com

About Laboratoires Mayoly Spindler, SAS

Mayoly Spindler is a French, independent, family-owned pharmaceutical company, active in research, development, manufacturing, registration and marketing of pharmaceuticals and dermo-cosmetics in more than 70 countries. The company aims to become a global reference in gastroenterology and dermo-cosmetics. Mayoly Spindler is headquartered in the Paris area of France and employs 900 people worldwide. Additional information on the company can be found at www.mayoly-spindler.com

About Exocrine Pancreatic Insufficiency:

Exocrine Pancreatic Insufficiency (EPI) is a condition characterized by deficiency of the exocrine pancreatic enzymes, resulting in the inability to digest food properly, or maldigestion. The deficiency in this enzyme can be responsible of greasy diarrhea, fecal urge and weight loss.

There are approximately 100,000 patients in the U.S. with EPI caused by CP according to the National Pancreas Foundation and more than 30,000 patients with EPI caused by cystic fibrosis according to the Cystic Fibrosis Foundation. Patients are currently treated with porcine pancreatic enzyme replacement pills.

About MS1819

MS1819-SD, supplied as an oral non-systemic biologic capsule, is a recombinant enzyme that is derived from the yarrowia lipolytica lipase, and unlike the standard of care, does not contain any animal products.

Forward-Looking Statements
This press release may contain certain statements relating to future results which are forward-looking statements. These statements are not historical facts, but instead represent only the Company’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. It is possible that the Company’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Additional information concerning the Company and its business, including a discussion of factors that could materially affect the Company’s financial results, including those related to the clinical development of MS1819 and final results of the Phase IIa study, are contained in the Company’s Annual Report of Form 10-K for the year ended December 31, 2017 under the heading “Risk Factors,” as well as the Company’s subsequent filings with the Securities and Exchange Commission. All forward-looking statements included in this press release are made only as of the date of this press release, and we do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware.

For more information:
AzurRx BioPharma, Inc.,
760 Parkside Avenue
Suite 304
Brooklyn, NY 11226
Phone: (646)-699-7855
info@azurrx.com